EAGLE BANCORP, INC.

For Immediate Release
August 16, 2022

EagleBank Contact
Vikki Kayne, Chief Marketing Officer
301.986.1800

Securities and Exchange Commission and Federal Reserve Board Have Granted Final Approval for Settlements with Eagle Bancorp, Inc. and EagleBank, Respectively

BETHESDA, MD. Eagle Bancorp, Inc., holding company for EagleBank, one of the largest community banks in the Washington, D.C. area, today announced the Securities and Exchange Commission (SEC) and Federal Reserve Board (FRB) have granted final approval for the settlement of charges relating to the Company's identification, classification and disclosure of related party transactions; and the relationship of the Company and certain of its former officers and directors with a local public officials.

"We are pleased that the SEC and FRB have approved the settlements and we can now put these legacy matters behind us and continue our focus on running one of the most profitable community banks in the Washington, DC region," said Susan Riel, Chief Executive Officer at EagleBank. "I would like to thank the entire EagleBank team for their unwavering support and dedication in continuing our mission of being a leading community bank in the region by doing what we do best, supporting our clients, our community, our employees, and our shareholders and putting Relationships First in all that we do."

Additional details can be found on the SEC and FRB websites.

EagleBankCorp.com 301.986.1800

MD | VA | DC

About Eagle Bancorp, Inc. and EagleBank
Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 17 offices, located in Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

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